Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Vice President, Investor Relations
(214) 303-3437

DEAN FOODS REPORTS STRONG FIRST QUARTER 2013 RESULTS

•	Consolidated Q1 Diluted Earnings of $2.63 per Share, Adjusted Diluted Earnings of $0.29 per Share

•	Adjusted Diluted Earnings, excluding WhiteWave, of $0.16 per Share

•	Reaffirms Full Year 2013 guidance for Adjusted Diluted Earnings of $0.45-$0.55 per Share, excluding WhiteWave

•	Establishes Q2 guidance for Adjusted Diluted Earnings of $0.11-$0.15 per Share, excluding WhiteWave

DALLAS, TX, May 9, 2013 – Dean Foods Company (NYSE: DF) today announced strong first quarter 2013 results. The Company reported first quarter 2013 diluted earnings per share of $2.63, compared to first quarter 2012 earnings per share of $0.20. These financial results reflect the January 2013 sale of the Company’s Morningstar business, the gain of which is the primary driver of the diluted earnings of $2.63 per share and is reflected in discontinued operations, as well as the Company’s majority ownership interest in its consolidated subsidiary, The WhiteWave Foods Company. The publicly-held minority interest is reflected as a non-controlling interest. On an adjusted basis, first quarter 2013 diluted earnings per share were $0.29. Excluding the Company’s ownership interest in WhiteWave, the Company’s Ongoing Dean Foods segment, which includes the former FDD segment and Corporate costs, reported adjusted diluted earnings of $0.16 per share.

First quarter consolidated operating income totaled $71 million, compared to first quarter 2012 consolidated operating income of $90 million. First quarter adjusted consolidated operating income totaled $115 million, compared to $119 million in the year-ago period. The Ongoing Dean Foods business segment, which excludes Dean Foods’ WhiteWave interest, but includes all corporate costs, reported adjusted first quarter operating income of $74 million, a 12 percent increase from $66 million in the first quarter of 2012 on a pro forma and comparative basis.

“Our continued focus on the fundamentals of cost, volume and price delivered a solid start to the year in the first quarter,” said Gregg Tanner, Chief Executive Officer of Dean Foods. “The narrowed focus on the key drivers of the business, coupled with our Company-wide ‘say what you’ll do and do what you say’ attitude, have helped deliver nine consecutive quarters of results at or above our guidance.”

Consolidated net income attributable to Dean Foods totaled $493 million for the first quarter of 2013. Consolidated adjusted net income attributable to Dean Foods totaled $54 million. Adjusted net income for the ongoing Dean Foods segment, was $30 million.

Net sales for the first quarter of 2013 totaled $2.9 billion, compared to $2.9 billion of net sales in the first quarter of 2012. Net sales for the Ongoing Dean Foods segment, totaled $2.3 billion in the first quarter of 2013, compared to $2.4 billion in the same period last year.

Dean Foods’ share of U.S. fluid milk sales volume remained relatively steady at 38 percent during the first quarter. Industry fluid milk volumes declined approximately 3.6 percent in the first quarter on an unadjusted basis, based on USDA data and company estimates. On the same basis, Dean Foods unadjusted fluid milk volumes declined 4.1 percent on a year-over-year basis. Management estimates more than half of the decline in Dean Foods fluid milk volumes is attributable to the overlap of leap year and the quality of days in the quarter. USDA adjusted volume data for the first quarter is not available at this time.

The first quarter 2013 average Class I Mover, a measure of raw milk costs, was $18.33 per hundred-weight, an increase of 6 percent from the first quarter of 2012, and 10 percent below the fourth quarter 2012 level.

CASH FLOW

Consolidated net cash used in continuing operations for the first quarter of 2013 totaled $109 million. Free cash flow from continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was negative $146 million for first quarter of 2013. Net cash used in continuing operations at Ongoing Dean Foods in the first quarter of 2013 totaled $89 million. This, combined with capital expenditures of $16 million in the quarter resulted in Free Cash Flow at Ongoing Dean Foods of negative $105 million for the first quarter of 2013. Negative cash flow in the quarter was driven in part by two significant one-time items, specifically the shift in Morningstar accounts receivables from intercompany to third party and swap termination fees associated with the debt repayments made by the Company using the Morningstar sale proceeds. Also impacting cash flow in the quarter were higher incentive compensation payouts reflecting a strong 2012 performance, and increased inventories of ice cream and butter. A reconciliation between net cash used in continuing operations and free cash flow used in continuing operations is provided in the tables below. Total cash flow was supplemented by the receipt of $1.45 billion of proceeds from the sale of the Morningstar division, for which the tax obligations will be paid throughout the remainder of 2013, offset by the repayment of $1.3 billion of Dean Foods’ debt.

DEBT

For purposes of credit facility compliance, at the Ongoing Dean Foods level, which excludes WhiteWave and its debt, total debt at March 31, 2013, net of $19 million cash on hand, was approximately $1.0 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 2.13 times as of the end of the first quarter of 2013 versus a maximum leverage ratio covenant of 5.25 times.

FORWARD OUTLOOK EXCLUDING WHITEWAVE’S OPERATING RESULTS

“As we complete the spin-off of WhiteWave we will continue to focus on driving value in our core business and delivering solid 2013 growth,” continued Tanner. “Based on recent industry trends, and the forthcoming volume losses primarily related to a single previously disclosed RFP, we now expect volumes to decline low-to-mid single digits for the year. The dairy commodity environment looks to be a neutral factor in our forecast. Diesel, resin and sugar are expected to be modest tailwinds. We believe the momentum behind our cost reduction activities will deliver solid bottom-line results. In addition to the three plant closures announced late last year, we have initiated the closing of our Shreveport, LA and Buena Park, CA fluid milk plant so far in 2013. Overall for the year, we continue to expect to substantially offset the financial impact of the lost volume through accelerated cost reduction activities, resulting in a low to mid-single digit increase in full year 2013 Ongoing Dean Foods’ operating income from the rebased 2012 results we issued last quarter.”

Excluding WhiteWave’s operating results, Dean Foods continues to expect to deliver adjusted diluted earnings per share of between $0.45 and $0.55 for the full year 2013. For the second quarter, Dean Foods expects to earn between $0.11 and $0.15 per share, excluding WhiteWave’s operating results.

THE WHITEWAVE FOODS COMPANY UPCOMING SPIN-OFF BY DEAN FOODS

On May 1, the Company announced that its board of directors had approved the distribution to Dean Foods stockholders of a portion of its remaining equity interest in The WhiteWave Foods Company (“WhiteWave”) (NYSE: WWAV) and had determined the approximate distribution ratios, record date and distribution date for the spin-off.

On May 23, 2013, the distribution date, Dean Foods will distribute to its stockholders an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock as a pro rata dividend on the outstanding shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013. Based on the number of shares of Dean Foods common stock outstanding as of March 31, 2013, Dean Foods estimates that each share of Dean Foods common stock will receive approximately 0.256 shares of WhiteWave Class A common stock and approximately 0.364 shares of WhiteWave Class B common stock in the distribution. The actual distribution ratios for the WhiteWave Class A common stock and the WhiteWave Class B common stock to be distributed per share of Dean Foods common stock will be determined based on the number of shares of Dean Foods common stock outstanding on the record date.

Fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock will not be distributed to Dean Foods stockholders. Instead, the fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Dean Foods stockholders who would otherwise receive WhiteWave fractional shares. The spin-off has been structured to qualify as a tax-free distribution to Dean Foods stockholders for U.S. federal tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Dean Foods stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution. For more information on the spin-off, please see the Dean Foods press release issued on May 1, 2013, or refer to the Company’s website at www.deanfoods.com/investors.

Upon completion of the spin-off, the Company will cease to own a controlling financial interest in WhiteWave and Dean Foods will no longer consolidate WhiteWave for financial reporting purposes, with a non-controlling interest adjustment for the economic interest in WhiteWave that the Company does not own. Additionally, upon completion of the spin-off, WhiteWave’s results will be presented as discontinued operations.

Following the distribution, the Company will retain ownership of 34.4 million shares of WhiteWave’s Class A common stock, which Dean Foods expects to dispose of within 18 months of the distribution in one or more debt-for-equity exchanges or other tax-free dispositions. The disposition of Dean Foods’ remaining ownership interest in WhiteWave in one or more tax-free dispositions after the spin-off would be subject to various conditions, including Board approval, the receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and maintenance of the private letter ruling from the Internal Revenue Service. There can be no assurance as to when or whether any further disposition will occur.

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 10:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States. The Company is the nation’s largest processor and direct-to-store distributor of fluid milk marketed under more than 50 local and regional dairy brands and private labels. The Ongoing Dean Foods segment also distributes ice cream, cultured products, juices, teas, bottled water and other products. Dean Foods also holds a majority interest in The WhiteWave Foods Company, which produces and sells an array of nationally and internationally branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products. WhiteWave brands - including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES® - are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. For more information about Dean Foods, visit www.deanfoods.com.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures, and expected financial performance, the status of the Company’s litigation matters, the pending spin-off and any potential disposition of the Company’s remaining ownership interest in The WhiteWave Foods Company. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Any disposition of the Company’s remaining ownership interest in The WhiteWave Foods Company would be subject to various conditions, including the existence of satisfactory market conditions and Board approval, and, in the case of a tax-free disposition, the Company’s maintenance of the private letter ruling from the Internal Revenue Service. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, which are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified in the “Segment Information and Reconciliation of GAAP to Pro Forma Adjusted Earnings” tables herein. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Additionally, certain pro forma adjustments were made to our GAAP results for the three months ended March 31, 2012 to facilitate a meaningful comparison of operating results between 2012 and 2013. Because the Company cannot predict the timing and amount of charges associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations; deal, integration and separation costs; and facility closing, reorganization and realignment costs, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Adjusted EBITDA, as defined by the Company, consists of net income attributable to Dean Foods adjusted for the items above, as well as interest, taxes, depreciation and amortization. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. A full reconciliation of our results for the three month periods ended March 31, 2013, and 2012 calculated in accordance with GAAP and on an adjusted basis is set forth herein.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	March 31,		March 31,
	2013	2012	2013		2012
	GAAP		Adjusted*		Pro Forma adjusted*
Net sales	$2,878,776	$2,870,452	$2,878,776		$2,893,029	(f)
Cost of sales	2,165,000	2,146,885	2,164,769	(b)	2,164,662	(f)

Gross profit	713,776	723,567	714,007		728,367
Operating costs and expenses:
Selling and distribution	465,935	482,839	465,694	(b)	483,451	(f)
General and administrative	135,194	124,100	124,937	(b)(c)(d)	124,100
Amortization of intangibles	1,672	1,554	1,672		1,554
Facility closing and reorganization costs	5,610	25,435	—	(b)	—	(b)
Impairment of long-lived assets	33,915	—	—	(a)	—
Income attributable to non-controlling interest	—	—	6,314	(d)	—

Total operating costs and expenses	642,326	633,928	598,617		609,105

Operating income	71,450	89,639	115,390		119,262
Interest expense	64,373	45,515	30,536	(c)(d)	44,665	(d)
Other (income) loss, net	(55)	554	(46	)(c)(d)	554

Income from continuing operations before income taxes	7,132	43,570	84,900		74,043
Income tax expense	3,597	17,111	31,215	(g)	28,235	(g)

Income from continuing operations	3,535	26,459	53,685		45,808
Gain on sale of discontinued operations, net of tax	491,885	—	—	(d)(e)	—
Income from discontinued operations, net of tax	377	11,424	—	(e)	—	(e)

Net income	495,797	37,883	53,685		45,808
Net income attributable to non-controlling interest	(3,192)	—	—	(d)	—

Net income attributable to Dean Foods Company	$492,605	$37,883	$53,685		$45,808

Average common shares:
Basic	186,021	184,105	186,021		184,105
Diluted	187,509	184,948	187,509		184,948
Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$—	$0.15	$0.29		$0.25
Gain from discontinued operations attributable to Dean Foods Company	2.65	0.06	—		—

Net income attributable to Dean Foods Company	$2.65	$0.21	$0.29		$0.25

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$—	$0.14	$0.29		$0.25
Gain from discontinued operations attributable to Dean Foods Company	2.63	0.06	—		—

Net income attributable to Dean Foods Company	$2.63	$0.20	$0.29		$0.25

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Adjusted Results by Segment *

(Unaudited)

(In thousands, except per share data)

	Three months ended
	March 31, 2013
	Ongoing Dean Foods	WhiteWave	Non-controlling interest	Consolidated
Net sales	$2,292,430	$586,346	$—	$2,878,776
Cost of sales	1,796,967	367,802	—	2,164,769

Gross profit	495,463	218,544	—	714,007
Operating costs and expenses:
Selling and distribution	339,756	125,938	—	465,694
General and administrative	80,526	44,411	—	124,937
Amortization of intangibles	950	722	—	1,672
Income attributable to non-controlling interest	—	—	6,314	6,314

Total operating costs and expenses	421,232	171,071	6,314	598,617

Operating income	74,231	47,473	(6,314)	115,390
Interest expense	26,440	4,724	(628)	30,536
Other (income) loss, net	166	(244)	32	(46)

Income from continuing operations before income taxes	47,625	42,993	(5,718)	84,900
Income tax expense	17,874	15,388	(2,047)	31,215

Net income attributable to Dean Foods Company	$29,751	$27,605	$(3,671)	$53,685

Average diluted common shares	187,509	187,509	187,509	187,509

Diluted earnings per common share	$0.16	$0.15	$(0.02)	$0.29

Computation of Adjusted EBITDA

	Three months ended
	March 31, 2013
	Ongoing Dean Foods	WhiteWave	Non-controlling interest	Consolidated
Net income attributable to Dean Foods Company	$29,751	$27,605	$(3,671)	$53,685
Interest expense	26,440	4,724	(628)	30,536
Income tax expense	17,874	15,388	(2,047)	31,215
Depreciation and amortization	41,777	19,263	—	61,040

Adjusted EBITDA	$115,842	$66,980	$(6,346)	$176,476

	Three months ended
	March 31, 2012
	Ongoing Dean Foods	WhiteWave	Non-controlling interest	Consolidated
Net sales	$2,359,039	$533,990	$—	$2,893,029
Cost of sales	1,831,787	332,875	—	2,164,662

Gross profit	527,252	201,115	—	728,367
Operating costs and expenses:
Selling and distribution	363,870	119,581	—	483,451
General and administrative	96,346	27,754	—	124,100
Amortization of intangibles	939	615	—	1,554

Total operating costs and expenses	461,155	147,950	—	609,105

Operating income	66,097	53,165	—	119,262

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$76,410	$78,975
Assets of discontinued operations*	—	672,989
Other current assets	1,531,360	1,450,814

Total current assets	1,607,770	2,202,778
Property, plant and equipment, net	1,812,908	1,873,279
Intangibles and other assets, net	1,592,456	1,611,034

Total Assets	$5,013,134	$5,687,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities of discontinued operations*	$—	$101,332
Other current liabilities, excluding debt	1,524,783	1,214,126

Total current liabilities, excluding debt	1,524,783	1,315,458
Total long-term debt, including current portion	1,797,518	3,102,793
Other long-term liabilities	720,997	809,212

Total Dean Foods Company stockholders’ equity	852,394	357,187
Non-controlling interest	117,442	102,441

Total stockholders’ equity	969,836	459,628

Total Liabilities and Stockholders’ Equity	$5,013,134	$5,687,091

*	Related to Morningstar discontinued operations

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2013	2012
Operating Activities
Net cash provided by (used in) continuing operations	$(109,479)	$13,836
Net cash provided by (used in) discontinued operations	9,207	(9,864)

Net cash provided by (used in) operating activities	(100,272)	3,972
Investing Activities
Payments for property, plant and equipment	(36,533)	(39,785)
Proceeds from insurance and other recoveries	—	2,996
Proceeds from sale of fixed assets	1,649	1,554
Other, net	—	(790)

Net cash used in investing activities - continuing operations	(34,884)	(36,025)
Net cash provided by (used in) investing activities - discontinued operations	1,441,323	(4,732)

Net cash provided by (used in) investing activities	1,406,439	(40,757)
Financing Activities
Net repayment of debt	(1,305,797)	48,103
Payments of financing costs	(575)	—
Issuance of common stock, net of share repurchases	(521)	(2,255)
Other	—	286

Net cash provided by (used in) financing activities - continuing operations	(1,306,893)	46,134
Net cash provided by financing activities - discontinued operations	—	3,501

Net cash provided by (used in) financing activities	(1,306,893)	49,635
Effect of exchange rate changes on cash and cash equivalents	(1,839)	3,358

Increase (decrease) in cash and cash equivalents	(2,565)	16,208
Cash and cash equivalents, beginning of period	78,975	115,650

Cash and cash equivalents, end of period	$76,410	$131,858

Computation of Free Cash Flow used in continuing operations

Net cash provided by (used in) continuing operations	$(109,479)	$13,836
Payments for property, plant and equipment	(36,533)	(39,785)

Free cash flow used in continuing operations	$(146,012)	$(25,949)

Computation of Free Cash Flow used in continuing operations by segment

	Three months ended
	March 31, 2013
	Ongoing Dean Foods	WhiteWave	Eliminations	Consolidated
Net cash used in continuing operations	$(89,311)	$(11,182)	$(8,986)	$(109,479)
Payments for property, plant and equipment	(15,799)	(20,734)	—	(36,533)

Free cash flow used in continuing operations	$(105,110)	$(31,916)	$(8,986)	$(146,012)

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Pro Forma Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31, 2013
	GAAP	Asset impairments (a)	Facility closing, reorganization & realignment costs (b)	Deal, integration and separation costs (c)	Other adjustments (d)	Morningstar sale (e)	Adjusted*
Segment operating income (loss):
Ongoing Dean Foods	$68,981	$—	$4,620	$340	$290	$—	$74,231
WhiteWave	41,994	—	—	5,479	—	—	47,473
Facility closing and reorganization costs	(5,610)	—	5,610	—	—	—	—
Impairment of long-lived assets	(33,915)	33,915	—	—	—	—	—
Other operating loss	—	—	—	—	—	—	—
Income attributable to non-controlling interest	—	—	—	—	(6,314)	—	(6,314)

Total operating income	$71,450	$33,915	$10,229	$5,819	$(6,024)	$—	$115,390

Net income from continuing operations (g)	$3,535	$21,808	$6,586	$5,928	$15,828	$—	$53,685
Income from discontinued operations, net of tax	492,262	—	—	—	500	(492,762)	—
Net income attributable to non-controlling interest	(3,192)	—	—	—	3,192	—	—

Net income attributable to Dean Foods Company (g)	$492,605	$21,808	$6,586	$5,928	$19,520	$(492,762)	$53,685

Diluted earnings per share	$2.63	$0.12	$0.03	$0.03	$0.11	$(2.63)	$0.29

	Three months ended March 31, 2012
	GAAP	Asset impairments (a)	Facility closing, reorganization and realignment costs (b)	Deal, integration and separation costs (c)	Other adjustments (d)	Morningstar sale (e)	Adjusted*	Pro forma adjustments (f)	Pro forma adjusted*
Segment operating income (loss):
Ongoing Dean Foods	$68,079	$—	$—	$—	$—	$—	$68,079	$(1,982)	$66,097
WhiteWave	46,995	—	—	—	—	—	46,995	6,170	53,165
Facility closing and reorganization costs	(25,435)	—	25,435	—	—	—	—	—	—

Total operating income	$89,639	$—	$25,435	$—	$—	$—	$115,074	$4,188	$119,262

Net income from continuing operations (g)	$26,459	$—	$16,210	$—	$548	$—	$43,217	$2,591	$45,808
Income from discontinued operations, net of tax	11,424	—	—	—	—	(11,424)	—	—	—

Net income attributable to Dean Foods Company (g)	$37,883	$—	$16,210	$—	$548	$(11,424)	$43,217	$2,591	$45,808

Diluted earnings per share	$0.20	$—	$0.09	$—	$—	$(0.06)	$0.23	$0.02	$0.25

*	See notes to Earnings Release Tables

For the three months ended March 31, 2013 and 2012, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP due to the exclusion of expenses related to facility closings, reorganizations, and realignments, asset write-downs, discontinued operations, litigation matters, transaction-related costs and other non-recurring items to facilitate meaningful comparisons of our operating performance between periods. Also, certain pro forma adjustments were made to our GAAP results for the three months ended March 31, 2012 to facilitate a meaningful comparison of operating results between 2012 and 2013. These adjustments are described in more detail below.

(a)	The adjustment reflects the elimination of asset impairment charges on certain fixed assets of $27.5 million resulting from our evaluation of the impact that we expect certain changes in our business, including the loss of a portion of a significant customer’s volume and related plans for consolidating the production network for our core dairy operations, to have on our estimated future cash flows. In addition, the asset impairment charges include the write-off of a favorable lease asset of $3.5 million and a write-down related to one of our indefinite-lived trademarks of $2.9 million.

(b)	The adjustment reflects the elimination of severance charges and non-cash asset write-offs related to approved facility closings and restructuring plans, as well as other organizational realignment activities. We are accelerating our cost reduction efforts, including the closure of 10-15% of the plants in our network, the elimination of a significant number of distribution routes, functional and operational realignments and other cost-savings initiatives.

(c)	The adjusted results reflect the elimination of the following separation activities related to the anticipated spin-off of WhiteWave from Dean Foods on May 23, 2013:

i.	Transaction, integration and separation costs;

ii.	The impact on stock compensation expense for grants of restricted stock and stock options in connection with the WhiteWave IPO; and

iii.	WhiteWave’s stand-alone public company costs, including the costs of corporate services that we currently provide to WhiteWave.

(d)	The adjustment reflects the elimination of the following:

i.	A settlement related to the sale of our approximate 25% non-controlling interest in Consolidated Container Company, which closed on July 3, 2012;

ii.	Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

iii.	The adjustment reflects the elimination of discontinued operations, net of tax;

iv.	Write-off of deferred financing costs in connection with our debt repayments with proceeds from the sale of our Morningstar division;

v.	Interest expense of $28.0 million related to the interest rate swaps we terminated as a result of debt repayments made with proceeds from the sale of our Morningstar division; and

vi.	The adjustment related to the operating income attributable to the 13% interest in WhiteWave that we do not own.

(e)	We completed the sale of our Morningstar division on January 3, 2013. Our Morningstar operations have been reflected as discontinued operations in our unaudited Condensed Consolidated Financial Statements under GAAP for all periods presented.

(f)	A portion of our WhiteWave products are sold by our ongoing Dean Foods business. In conjunction with the WhiteWave IPO, formal agreements were entered into between the segments that modify our historical intercompany arrangements and reflect new pricing. In order to enable a meaningful evaluation of our results between periods, pro forma adjustments were made to our 2012 results to reflect transactions between our segments under our current commercial agreements that went into effect upon completion of the WhiteWave IPO rather than under the intercompany agreements that were in effect throughout the majority of 2012.

(g)	The adjustment includes the income tax impact for income from continuing operations before income taxes on adjustments (a) through (d) and (f).